EXHIBIT 2(e)

FIRST AMENDMENT TO EXCHANGE AGREEMENT

        This FIRST AMENDMENT TO EXCHANGE AGREEMENT dated as of June 27, 2005 (this “Amendment”), is by and among Blue Holdings, Inc., a Nevada corporation (“Blue”), Antik Denim, LLC, a California limited liability company (“Company”), and each of the persons listed under the caption “Former Members” on the signature page (the “Former Members”).

    A.        Blue (formerly known as Marine Jet Technology Corp.), Company and the Former Members are parties to that certain Exchange Agreement dated as of April 14, 2005 (the “Exchange Agreement”), pursuant to which, among other matters, on April 29, 2005, Blue acquired all of the outstanding membership interests of the Company from the Former Members in exchange for shares of its preferred stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Exchange Agreement.

    B.        Pursuant to Section 6.15 of the Exchange Agreement, the Former Members are obligated to make the Required Contribution in the event the Consolidated Equity is less than $5,000,000 based on Blue’s first periodic report filed with the SEC following the Closing, and after, and not including, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. In the case of such Required Contribution, Blue and each of the Former Members have agreed that no additional shares of Blue’s capital stock shall be issued to the contributing Former Members in consideration of such Required Contribution.

    C.        Pursuant to an Undertaking by the Parties dated April 29, 2005, the parties agreed that the agreements and covenants contained in Section 6.15 of the Exchange Agreement shall survive (and not be affected by) the Closing of the transactions contemplated by the Exchange Agreement.

    D.        The parties now desire to amend Section 6.15 of the Exchange Agreement on the terms set forth herein.

        Accordingly, in consideration of the agreements contained in this Amendment, and for other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

    1.        Amendment to Section 6.15. Section 6.15 of the Exchange Agreement is hereby amended and restated in its entirety to read as follows:

“6.15 Consolidated Stockholders’ Equity. In the event that Marine’s stockholders’ equity on a consolidated basis (including the accounts of Marine and Company) as reported in Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (the “Consolidated Equity”), is less than $5,000,000, the Members shall contribute, within fifteen (15) days following the filing of such periodic report, equity capital to Marine in an amount equal to the difference between $5,000,000 and the actual Consolidated Equity reported in such periodic report (“Required Contribution”). In the case of such Required Contribution, Marine and each of the Members agree that no additional shares of

Marine Common Stock or Marine Preferred Stock shall be issued to the contributing Members in consideration of such Required Contribution. The parties hereto acknowledge and agree that KRM Fund is a third party beneficiary to the provisions set forth in this Section 6.15 and KRM Fund has the right to enforce such provisions as if it were a signatory to this Agreement.”

    2.        Effectiveness and Ratification. This Amendment shall become effective upon the due execution and delivery of this Amendment by all parties hereto. The Exchange Agreement is hereby ratified and confirmed, and any provisions therein expressly intended to survive the Closing shall continue to be in full force and effect in accordance with their respective terms, as amended by this Amendment.

    3.        Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE INTERNAL LAWS OF THE SATE OF NEVADA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

    4.        Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party may execute this Amendment by signing any such counterpart.

    5.        Captions. The captions and section headings appearing in this Amendment are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

        IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed as of the day and year first written above.

BLUE HOLDINGS, INC.

By: /s/ Paul Guez
       Paul Guez, CEO and President

ANTIK DENIM, LLC

By: /s/ Paul Guez
       Paul Guez, Manager

FORMER MEMBERS:

/s/ Paul Guez
Paul Guez, Individually

/s/ Meyer Abbou
Meyer Abbou, Individually

/s/ Philippe Naouri
Philippe Naouri, Individually

/s/ Alex Caugant
Alex Caugant, Individually
ACKNOWLEDGED AND AGREED FOR PURPOSES OF SECTION 6.15: Keating Reverse Merger Fund, LLC, a Delaware limited liability company By: /s/ Timothy J. Keating Timothy J. Keating, Manager

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